Exhibit 4.1

THIRD AMENDMENT TO SHARE EXCHANGE

AGREEMENT

This THIRD AMENDMENT TO SHARE EXCHANGE AGREEMENT, dated as of December 1, 2014 (this “Third Amendment “), amends, as of the effective date set forth below, that certain SHARE EXCHANGE AGREEMENT (the “ Share Exchange Agreement “), dated as of August 24, 2012, by and among Computer Vision Systems Laboratories, Corp., a Florida corporation presently known as CVSL Inc. (the “ Parent “), Happenings Communications Group, Inc., a Texas corporation (the “ Company “), and Rochon Capital Partners, Ltd., a Texas limited partnership (the “ Shareholder “), as amended on April 10, 2013 and further amended on October 10, 2014 pursuant to the Second Amendment (the “Second Amendment”) . Each of the parties to this Third Amendment is individually referred to herein as a “Party” and collectively as the “Parties.”  All capitalized terms used herein and not otherwise defined shall have the meanings assigned to them in the Share Exchange Agreement.

RECITALS

The Second Amendment was executed on October 10, 2014, wherein the Parties agreed to limit the circumstances under which the Second Tranche Parent Stock may be issued to the Shareholder and the economic rights of the Shareholder with respect to such Second Tranche Stock upon its issuance.  The Second Amendment did not become effective until the consummation of the planned public offering of the Parent’s common stock pursuant to the registration statement on Form S-1 (No. 333-196155) filed with the Securities and Exchange Commission (“SEC”) on May 22, 2014, as amended.

On November 28, 2014, pursuant to Rule 477 under the Securities Act of 1933, as amended, the Parent requested that the SEC consent to the withdrawal of its registration statement on Form S-1because the offering was cancelled.

In order to facilitate the Parent’s ability to raise capital through various other financing sources and methods, the Parties have agreed to make the terms of the Second Amendment effective immediately.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             AMENDMENT OF SECTION 9 OF SECOND AMENDMENT.  Section 9 of the Second Amendment is hereby amended by replacing it with the following:

“EFFECTIVENESS. This Amendment shall be effective on December 1, 2014.”

IN WITNESS WHEREOF, the Parties have executed this Third Amendment as of the date and year first above written

CVSL INC.

By:	/s/ Kelly L. Kittrell
Name:	Kelly L. Kittrell
Title:	Chief Financial Officer

HAPPENINGS COMMUNICATIONS GROUP, INC.

By:	/s/ John P. Rochon
Name:	John P. Rochon
Title:	Chairman

ROCHON CAPITAL PARTNERS, LTD.
By: John Rochon Management, Inc., its General Partner

By:	/s/ John P. Rochon
Name:	John P. Rochon
Title:	President